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                      INDEPENDENT ACCOUNTANTS' REVIEW REPORT


The Board of Directors
Donaldson, Lufkin & Jenrette, Inc.


We have reviewed the accompanying condensed consolidated statement of financial condition of Donaldson, Lufkin & Jenrette, Inc. and subsidiaries as of March 31, 2000, and the related condensed consolidated statements of income, changes in stockholders' equity and cash flows for the three-month period ended March 31, 2000. These condensed consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with Standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.


/s/ KPMG LLP

New York, New York
May 12, 2000